EXHIBIT 99.1

[RITA MEDICAL SYSTEMS, INC. LOGO]

NEWS RELEASE for April 29, 2003 at 7:30 AM EST

Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Matt Clawson (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	650-314-3400
	949-474-4300	dstewart@ritamed.com
matt@allencaron.com
len@allencaron.com

RITA MEDICAL SYSTEMS ANNOUNCES FIRST QUARTER RESULTS

MOUNTAIN VIEW, CA, (April 29, 2003)—RITA Medical Systems, Inc. (Nasdaq: RITA) today announced results for its first quarter ended March 31, 2003. Total sales increased 21 percent over the fourth quarter of 2002 and 2 percent over the year-earlier period, well within previously issued guidance for the quarter, while U.S. sales increased 14 percent over the 2002 fourth quarter and 1 percent over the year-earlier period. The Company had experienced an interruption in the supply of the accessory infusion pumps used with the Company’s StarBurst™ Xli disposable devices early in the 2002 fourth quarter, but resumed shipments by the end of the year.

For the first quarter of 2003, total sales were $4.5 million, up sequentially from revenues of $3.7 million in the 2002 fourth quarter and up slightly compared to $4.4 million for the prior year period. The net loss for the first quarter of 2003 was $5.6 million, or a loss per share of $0.32, compared to a net loss of $4.0 million, or a loss per share of $0.27 for the 2002 first quarter. This year’s first quarter net loss included $2.65 million in expense associated with settlement of patent disputes with Boston Scientific Corporation. Excluding this item, the Company’s net loss for the first quarter on a pro forma basis would have been $2.9 million, or a loss per share of $0.17.

Barry Cheskin, RITA’s President and Chief Executive Officer, commented, “We continue to be pleased with the progress we are making in our business. Having put the litigation issues to rest, our resources and focus are now sharpened on the sales and marketing of our products and in extending our market share position. Regarding the litigation settlement, we are very pleased with the terms. The settlement will save us millions of dollars in legal fees while protecting what we believe is our core competitive advantage of using temperature control during the radiofrequency ablation process, maintaining our ability to capture market share via superior product technology.”

U.S. sales for the first quarter were 71 percent of total sales compared to 72 percent for the year-earlier period. Disposable sales for the first quarter of 2003 represented 88 percent of total sales, compared to 73 percent for the year-earlier period. Gross margin in the first quarter of 2003 was 65 percent, an increase from 55 percent in the same period last year.

Cheskin added, “We continue to expand our domestic business as we focus on referral channels and as the number of institutions performing the RITA procedure continues to grow. We are also beginning to see early progress in marketing the bone application, primarily within the interventional radiology community.”

The balance sheet at March 31, 2003, showed cash, cash equivalents, and marketable securities of $17.7 million, a current ratio of 4.4:1, total assets of $29.1 million, stockholders’ equity of $23.6 million and no debt. These figures include an accrual of $2.65 million related to patent settlement payments made in April 2003.

The financials used by the Company include non-GAAP financial measures, including pro-forma net loss and net loss per share that excludes expenses related to the settlement of patent disputes with Boston Scientific Corporation. Management excluded the litigation settlement expense from the pro forma net loss as this item is a one time expense and is not indicative of future operating results. Management believes a review of financial results excluding this item provides an important insight into the Company’s ongoing operating results and trends. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Webcast Information

Management will host a conference call to be broadcast live on the Internet today at 11:00 a.m. EDT (Eastern). Those interested in listening to the live webcast may do so by going to the Investors/Calendar of Events section of the Company’s website at http://www.ritamedical.com/.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the Company’s plans to extend its technology to applications beyond the liver are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

RITA and StarBurst are trademarks of RITA Medical Systems, Inc.

TABLES FOLLOW

RITA MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2003	2002
Sales	$4,497	$4,418
Cost of goods sold	1,574	2,003

Gross profit	2,923	2,415

Operating expenses:
Research and development	1,358	1,335
Selling, general and administrative	4,564	5,222
Litigation settlement expense	2,650	—

Total operating expenses	8,572	6,557

Loss from operations	(5,649)	(4,142)

Interest income and other expense, net	75	149

Net loss	$(5,574)	$(3,993)

Net loss per share, basic and diluted	$(0.32)	$(0.27)

Shares used in computing net loss per share, basic and diluted	17,223	14,614

Pro-forma net loss and net loss per share, excluding litigation settlement expense:

Net loss	$(5,574)	$(3,993)
Less: litigation settlement expense	2,650	—

Pro-forma net loss	$(2,924)	$(3,993)

Pro-forma net loss per share, basic and diluted	$(0.17)	$(0.27)

RITA MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$16,019	$6,888
Marketable securities	1,717	5,427
Accounts and note receivable, net	2,780	2,798
Inventories, net	3,143	3,521
Prepaid assets and other current assets	932	995

Total current assets	24,591	19,629
Long term marketable securities	—	520
Long term note receivable, net	363	381
Property and equipment, net	1,553	1,565
Intangibles and other assets	2,614	2,071

Total assets	$29,121	$24,166

Liabilities and stockholders’ equity
Current liabilities	$5,539	$3,563
Stockholders’ equity	23,582	20,603

Total liabilities and stockholders’ equity	$29,121	$24,166